Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS SECOND QUARTER 2005 EARNINGS

August 9, 2005: Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $6,459,000, or $.43 per share, on operating revenues of $29,382,000 for the second quarter of 2005. This compares to net income of $4,648,000, or $.31 per share, on operating revenues of $27,370,000 for the comparable period last year. NPSI’s President, Harry R. Brown, noted that the current year second quarter was positively impacted by a settlement agreement reached with a carrier. The $2,404,000 settlement, which covered the exchange of traffic between the Company’s Incumbent Local Exchange Carrier (ILEC) and the carrier over a multi-year period of time, resulted in a $1,604,000 increase in revenues and an $800,000 decrease in operating expenses. On an after tax basis, the settlement contributed $1,406,000 to the increase in net income, or $.09 per share. Mr. Brown stated that the remainder of the increase in second quarter 2005 net income was attributable primarily to increased investment earnings recorded from the Company’s limited partner interests in three wireless partnerships and an increase in income earned from the Company’s temporary investments.

Mr. Brown reported that operating revenues increased $2,012,000, or 7.4%, during second quarter 2005 as compared to second quarter 2004. The increase was principally due to the positive impact of the aforementioned settlement, which resulted in a $1,604,000 increase in terminating access revenues realized over that amount which had been estimated and accrued over a multi-year period. The Company’s ability to continue to effectively penetrate its Competitive Local Exchange Carrier’s (CLEC) edge-out markets and the further expansion of its broadband service offerings also contributed to the revenue increase. This ability to grow end-user customer revenues was offset, though, in large part by decreases in the Company’s access revenues. In this regard, Mr. Brown explained that access revenues were negatively impacted by the phase down of the Company’s CLEC interstate access rates pursuant to the Federal Communication Commission’s Access Charge Reform Order, decreases in effective rates charged for wireless traffic and a decrease in revenues realized from the National Exchange Carrier Association pooling arrangements in which the Company’s ILEC participates.

Operating expenses for the second quarter of 2005 decreased $337,000, or 1.7%, in relation to the prior year period. Operating expenses for the second quarter of 2005 were positively impacted by the aforementioned settlement, which resulted in a cumulative $800,000 reduction in traffic termination costs from the amount that was estimated and accrued over a multi-year period. The $463,000 increase in all other operating expenses was predominately due to increases in the direct costs associated with the growth in access lines and access line equivalents, such as fees paid for leasing unbundled network elements in the portions of the CLEC edge-out markets that the Company does not wholly provision over its own facilities and fees paid to terminate the increased local, toll and Internet traffic generated by the Company’s growing customer base. In addition, depreciation expense increased as a result of a 4.0% increase in the Company’s depreciable asset base over the prior year comparable period.

North Pittsburgh Systems, Inc.

Reports Second Quarter 2005 Earnings

Other income (net) for the second quarter of 2005 increased $714,000 over the prior year comparable period due partially to a $359,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships). In addition, the Company benefited from a $259,000 increase in interest income earned on higher cash and temporary investment balances and a $61,000 decrease in interest expense as a result of the Company’s continued debt reduction.

For the first six months of 2005, net income increased $2,103,000, or 23.3%, to $11,148,000 from $9,045,000 for the first six months of 2004, and earnings per share amounted to $.74 as compared to $.60 for the first six months of 2004. In addition, for the first six months of 2005, operating revenues increased $2,227,000, or 4.1%, while operating expenses increased $187,000, or 0.5%, and Other income (net) increased $1,504,000 as compared to the first six months of 2004. The factors described above in the second quarter analysis, including the $1,604,000 increase in revenues and $800,000 decrease in expenses from the aforementioned settlement, were also the main contributors to the net income increase for the first six months of 2005.

Turning to operations, Mr. Brown reported that as of June 30, 2005, the Company had a total of 71,458 access lines in its ILEC territory, 61,264 CLEC access line equivalents (including 2,406 DSL subscribers) and a total of 13,335 DSL subscribers across all subsidiaries. He noted that although ILEC access lines had decreased 2.7% during the twelve-month period ended June 30, 2005, total CLEC access line equivalents and consolidated DSL subscribers had grown 14.7% and 20.9%, respectively, over that same twelve-month period. Mr. Brown concluded his remarks by stating that he was pleased with both the financial as well as operational results of the Company, especially in the area of broadband services. He noted that the Company has been able to maintain an impressive level of DSL additions, with success during the last quarter spurred by the recent introduction of a 128-kilobit DSL service aimed at consumers in the dial-up Internet market. In addition, the Company’s multi-megabit Ethernet product, which can deliver speeds from 3 to 20 megabits using next-generation loop bonding technologies on existing copper plant, has generated sales and growing interest from the business market. These recent additions have contributed to the Company’s ability to offer a well-rounded portfolio of services to satisfy the diverse needs of its expanding residential and business broadband market.

North Pittsburgh Systems, Inc. has total assets of $155 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance, business phone systems and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (d/b/a Nauticom).

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005.

North Pittsburgh Systems, Inc.

Reports Second Quarter 2005 Earnings

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2005	2004*	2005	2004*
Total operating revenues	$29,382	$27,370	$57,043	$54,816

Total operating expenses	20,016	20,353	40,864	40,677

Net operating income	9,366	7,017	16,179	14,139

Other income, net	1,609	895	2,757	1,253

Income before income taxes	10,975	7,912	18,936	15,392

Provision for income taxes	4,516	3,264	7,788	6,347

Net income	$6,459	$4,648	$11,148	$9,045

Common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.43	$.31	$.74	$.60

Dividends per share	$.19	$.18	$.37	$.36

	June 30 2005	Dec. 31 2004
Cash and temporary investments	$46,276	$42,569
Total assets	155,277	155,500
Total debt	23,140	24,682
Total shareholders’ equity	92,450	86,861

*	Certain prior year operating revenues and expenses have been reclassified to conform to the current year’s presentation. These reclassifications did not affect the net operating income or net income amounts.